CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 428 to Registration Statement No. 33-26305 on Form N-1A of our report dated November 25, 2014, relating to the consolidated financial statements and consolidated financial highlights of the BlackRock Flexible Equity Fund, a series of BlackRock FundsSM , appearing in the Annual Report on Form N-CSR of the BlackRock FundsSM for the year ended September 30, 2014, and to references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

January 28, 2015